Exhibit 99.1

Warner Chilcott Reports Operating Results for the Quarter Ended June 30, 2012

Revenue Growth in Several Key Promoted Products and Lower SG&A Drive Growth in Adjusted Cash Net Income

DUBLIN, Ireland, August 3, 2012 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended June 30, 2012.

Total revenue in the quarter ended June 30, 2012 was $638 million, a decrease of $32 million, or 5%, compared to the quarter ended June 30, 2011. For the quarter ended June 30, 2012, the decrease in revenues as compared to the prior year quarter was primarily driven by a decrease in ACTONEL revenues of $43 million, due in large part to overall declines in the U.S. oral bisphosphonate market as well as the continued declines in ACTONEL rest of world (“ROW”) net sales following the 2010 loss of exclusivity in Western Europe. We reported net sales growth in certain promoted products, primarily LO LOESTRIN FE, ESTRACE Cream and ATELVIA. Combined, net sales of these three products increased $39 million, or 68%, compared to the prior year quarter.

We reported GAAP net income of $53 million, or $0.21 per diluted share, in the quarter ended June 30, 2012, compared with GAAP net income of $72 million, or $0.28 per diluted share, in the prior year quarter. Cash net income (or CNI, as defined below) for the quarter ended June 30, 2012 was $278 million, compared to $221 million in the prior year quarter. Adjusted CNI was $258 million in the quarter ended June 30, 2012, an increase of $19 million, or 8%, compared to adjusted CNI of $239 million in the prior year quarter. In computing adjusted CNI for the quarter ended June 30, 2012 we excluded a gain of $20 million, net of tax, relating to the reversal of the liability for contingent milestone payments to Novartis Pharmaceuticals Corporation (“Novartis”) in connection with our acquisition of the U.S. rights to ENABLEX in October 2010, based on the determination that it was no longer probable that we would be required to make such payments. In computing adjusted CNI for the quarter ended June 30, 2011 we excluded $15 million of costs, net of tax, relating to the restructuring of certain of our Western European operations and $3 million of charges, net of tax, in cost of sales relating to the repurposing of our Manati manufacturing facility.

References in this press release to “cash net income” or “CNI” mean our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of our Manati facility and the impact of the gain relating to the reversal of the liability for contingent milestone payments. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for all periods presented are included in the tables at the end of this press release.

Events Impacting Our Results

Western European Restructuring and Repurposing of the Manati Facility

In April 2011, we announced a plan to restructure our operations in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. In connection with the restructuring, we have moved to a wholesale distribution model in the affected jurisdictions to minimize operational costs going forward. The implementation of the restructuring plan impacted approximately 500 employees in total. In April 2011, we also announced a plan to repurpose our Manati manufacturing facility, which was completed in the year ended December 31, 2011.

In the quarter ended June 30, 2012, pretax severance costs of $7 million resulting from the Western European restructuring were offset in full by pension-related curtailment gains of $7 million in the quarter ended June 30, 2012, and these amounts were included as a component of restructuring costs in our condensed consolidated statement of operations. In the quarter ended June 30, 2011, we recorded restructuring costs of $16 million ($15 million, net of tax) as a result of the Western European restructuring, which were included as a component of restructuring costs in our condensed consolidated statement of operations. In addition, in the quarter ended June 30, 2011, we recorded $3 million ($3 million, net of tax) of expenses relating to the repurposing of our Manati facility, which were included as a component of cost of sales.

In computing adjusted CNI we added back to CNI the after tax impact of the restructuring and repurposing costs. Although we do not expect to record any material additional expenses relating to the Western European restructuring in future periods, as a result of the expected timing of the termination of employees, we anticipate recording approximately $4 million of additional pension-related curtailment gains as a component of restructuring costs during the second half of 2012, which will be excluded from adjusted CNI for the relevant periods.

Total aggregate pretax costs recorded in the years ended December 31, 2011 and 2012 as a result of the Western European restructuring and the Manati repurposing, including the anticipated pension-related curtailment gains, are expected to be approximately $180 million.

Share Redemption Program

In November 2011, we announced that our Board of Directors authorized the redemption of up to an aggregate of $250 million of our ordinary shares (the “Redemption Program”). During the six months ended June 30, 2012, we recorded the redemption of 1.9 million ordinary shares at an aggregate cost of $32 million. In addition, we recorded the redemption of 3.7 million ordinary shares in the quarter ended December 31, 2011 at an aggregate cost of $56 million. Following the settlement of such redemptions, we cancelled all shares redeemed. We did not redeem any ordinary shares in the quarter ended June 30, 2012. The Redemption Program does not obligate us to redeem any number of our ordinary shares or an aggregate of shares equal to the full $250 million authorization. The Redemption Program will terminate on the earlier of December 31, 2012 or the redemption by us of an aggregate of $250 million of our ordinary shares.

Refinancing of Senior Secured Indebtedness

In March 2011, we borrowed $3,000 million in aggregate term loan facilities under our new senior secured credit facilities (the “New Senior Secured Credit Facilities”) in connection with the refinancing of our prior senior secured indebtedness. The refinancing resulted in lower interest rates, which contributed to a decrease in our net interest expense in the six months ended June 30, 2012 as compared to the prior year period.

Revenue

Total revenue in the quarter ended June 30, 2012 was $638 million, a decrease of $32 million, or 5%, compared to the prior year quarter. For the quarter ended June 30, 2012, the decrease in revenues as compared to the prior year quarter was primarily driven by a decline in ACTONEL revenues of $43 million, due in large part to overall declines in the U.S. oral bisphosphonate market as well as the continued declines in ACTONEL ROW net sales following the 2010 loss of exclusivity in Western Europe. We reported net sales growth in certain promoted products, primarily LO LOESTRIN FE, ESTRACE Cream and ATELVIA. Combined, net sales of these three products increased $39 million, or 68%, compared to the prior year quarter. Period over period changes in the net sales of our products are a function of a number of factors, including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, the launch of new products, the loss of exclusivity for our products and transactions such as product acquisitions and dispositions may also, from time to time, impact our period over period net sales. We use IMS Health, Inc. (“IMS”) estimates of filled prescriptions for our products as a proxy for market demand in the U.S. Although these estimates provide a broad indication of market trends for our products in the U.S., the relationship between IMS estimates of filled prescriptions and actual unit sales can vary, and as a result, such estimates may not always be an accurate predictor of our unit sales.

Total ACTONEL revenues were $150 million in the quarter ended June 30, 2012, a decrease of $43 million, or 22%, compared to the prior year quarter. Total ACTONEL revenues were comprised of the following components:

	Quarter Ended June 30,		Increase (decrease)
(dollars in millions)	2012	2011	Dollars	Percent
United States	$90	$106	$(16)	(15)%
Non-U.S. North America	12	16	(4)	(25)%
ROW	32	52	(20)	(38)%

Total net sales	134	174	(40)	(23)%

ROW, other revenue	16	19	(3)	(16)%

Total ACTONEL revenues	$150	$193	$(43)	(22)%

In the United States, ACTONEL net sales decreased $16 million, or 15%, in the quarter ended June 30, 2012 compared to the prior year quarter, primarily due to a decrease in filled prescriptions of 37%, offset, in part, by a decrease in sales-related deductions and higher average selling prices as compared to the prior year quarter. In the U.S., ACTONEL filled prescriptions continue to decline due primarily to a decrease in prescriptions within the overall oral bisphosphonate market. ACTONEL ROW net sales were $32 million in the quarter ended June 30, 2012, down 38% from $52 million in the prior year quarter, due to the continued declines in ROW net sales following the 2010 loss of exclusivity in Western Europe. While we expect to continue to experience significant declines in total ACTONEL revenues throughout the remainder of 2012 relative to 2011, we expect net sales from our new product ATELVIA will grow and partially offset some of those declines in the U.S. market. ATELVIA, which we began to promote in the U.S. in early 2011, generated net sales of $16 million and $8 million in the quarters ended June 30, 2012 and 2011, respectively. The increase in ATELVIA net sales primarily relates to an increase in filled prescriptions of 120% in the quarter ended June 30, 2012 as compared to the prior year quarter.

Net sales of our oral contraceptive products increased $20 million, or 17%, in the quarter ended June 30, 2012, compared with the prior year quarter. LOESTRIN 24 FE net sales were $97 million in the quarter ended June 30, 2012, a decrease of 5%, compared with $102 million in the prior year quarter. The decrease in LOESTRIN 24 FE net sales in the quarter ended June 30, 2012 as compared to the prior year quarter was primarily due to a decrease in filled prescriptions of 14% and an increase in sales-related deductions, offset, in part, by an expansion of pipeline inventories and higher average selling prices relative to the prior year quarter. LO LOESTRIN FE, which we began to promote in the U.S. in early 2011 and is currently the primary promotional focus of our sales efforts, generated net sales of $34 million and $11 million in the quarters ended June 30, 2012 and 2011, respectively, an increase of 209%. The increase in LO LOESTRIN FE net sales primarily relates to an increase in filled prescriptions of 277% in the quarter ended June 30, 2012, as compared to the prior year quarter.

Net sales of ESTRACE Cream in the quarter ended June 30, 2012 were $46 million, an increase of $8 million, or 21%, compared to the prior year quarter. The increase was primarily due to an increase in filled prescriptions of 15% and higher average selling prices, offset, in part, by a contraction of pipeline inventories relative to the prior year quarter.

Net sales of ASACOL were $187 million in the quarter ended June 30, 2012, relatively flat as compared with $188 million in the prior year quarter. ASACOL net sales in North America in the quarters ended June 30, 2012 and 2011 totaled $175 million and $174 million, respectively, including net sales in the U.S. of $169 million and $168 million, respectively. The increase in ASACOL net sales in the United States was due to higher average selling prices and a decrease in sales-related deductions, offset, in part, by a contraction of pipeline inventories and a decrease in filled prescriptions of 3% based on IMS estimates, relative to the prior year quarter.

Net sales of DORYX in the quarter ended June 30, 2012 were $23 million, a decrease of $9 million, or 28%, compared to the prior year quarter. The decrease in DORYX net sales in the quarter ended June 30, 2012 relative to the prior year quarter was due primarily to the introduction of generic competition for DORYX 150 mg in May 2012 as well as an increase in sales-related deductions, offset, in part, by an expansion of pipeline inventories and higher average selling prices relative to the prior year quarter. We expect generic competition for DORYX 150 mg to result in significant declines in our future DORYX net sales. See our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 for further information with respect to our DORYX 150 mg litigation.

Net sales of ENABLEX in the quarter ended June 30, 2012 were $41 million, an increase of 3%, compared to $40 million in the prior year quarter. The increase in net sales for the quarter ended June 30, 2012 as compared to the prior year quarter was primarily due to higher average selling prices and a decrease in sales-related deductions, offset, in part, by a decrease in filled prescriptions of 17%.

Cost of Sales (Excluding Amortization of Intangible Assets)

Cost of sales (excluding amortization) in the quarter ended June 30, 2012 was $70 million, a decrease of $6 million, or 8%, compared with the prior year quarter. The quarter ended June 30, 2011 included $3 million in costs relating to the repurposing of our Manati facility. Excluding the impact of the repurposing, our cost of sales as a percentage of product net sales was 11% in the quarters ended June 30, 2012 and 2011.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended June 30, 2012 were $173 million, a decrease of $75 million, or 30%, from $248 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended June 30, 2012 relative to the prior year quarter decreased $11 million, or 31%. The quarter ended June 30, 2011 included A&P expenses attributable to the U.S. launches of LO LOESTRIN FE and ATELVIA, including direct-to-consumer spend, which were not incurred in the quarter ended June 30, 2012. Selling and distribution expenses for the quarter ended June 30, 2012 decreased $29 million, or 22%, compared to the prior year quarter. This decrease in the quarter ended June 30, 2012 relative to the prior year quarter was primarily due to a $15 million reduction in expenses resulting from operating savings realized as a result of the Western European restructuring, a reduction in the expenses incurred in the prior year quarter relating to the launches of LO LOESTRIN FE and ATELVIA and higher U.S. personnel costs in the prior year quarter. General, administrative and other (“G&A”) expenses in the quarter ended June 30, 2012 decreased $35 million, or 45%, as compared to the prior year quarter. Included in G&A expenses in the quarter ended June 30, 2012 was a $20 million gain relating to the reversal of the liability for contingent milestone payments which have been deemed no longer probable of being paid in accordance with Financial Accounting Standards Board Accounting Standards Codification 450 “Contingencies”. Excluding the impact of this gain, G&A decreased by $15 million, or 19%, in the quarter ended June 30, 2012 relative to the prior year quarter, due, in part, to operating savings resulting from the Western European restructuring of $6 million, as well as an increase in foreign currency gains of $8 million. We expect total SG&A expenses to continue to decline in the 2012 fiscal year relative to the 2011 fiscal year, due primarily to decreases in A&P and selling and distribution expenses in the U.S. and cost savings realized from the Western European restructuring.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended June 30, 2012 was $23 million, a decrease of $2 million, or 8%, as compared to the prior year quarter. The decrease was primarily due to the timing and stages of development of our various R&D projects. Our R&D expenses consist of our internal development costs, fees paid to contract development groups and license fees paid to third parties, including a $2 million payment made to Paratek Pharmaceuticals, Inc. in connection with the achievement of a developmental milestone during the quarter ended June 30, 2012.

Amortization and Impairment of Intangible Assets

Amortization of intangible assets in the quarters ended June 30, 2012 and 2011 was $124 million and $147 million, respectively. Our amortization methodology is calculated on either an economic benefit model or a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family. The economic benefit model is based on expected future cash flows and typically results in accelerated amortization for most of our products. We continuously review the remaining useful lives of our identified intangible assets based on each product family’s estimated future cash flows. In the event that we do not achieve the expected cash flows from any of our products or lose market exclusivity for any of our products as a result of the expiration of a patent, the expiration of Food and Drug Administration exclusivity or the launch of a competing generic product, we may accelerate amortization or record an impairment charge and write-down the value of the related intangible asset. Based on our review of future cash flows, we recorded an impairment charge in the quarter ended June 30, 2012 of $106 million, $101 million of which was attributable to the impairment of our DORYX intangible asset following Mylan Pharmaceuticals Inc.’s introduction of a generic product in May 2012. We expect our 2012 amortization expense to decline compared to 2011 as most of our intangible assets are amortized on an accelerated basis.

Net Interest Expense

Net interest expense for the quarter ended June 30, 2012 was $52 million, a decrease of $13 million, or 20%, from $65 million in the prior year quarter. Included in net interest expense in the quarter ended June 30, 2011 was $4 million relating to the write-off of deferred loan costs associated with $150 million of optional prepayments of term loans under our New Senior Secured Credit Facilities. Excluding the write-off of deferred loan costs in the prior year quarter, net interest expense decreased $9 million in the quarter ended June 30, 2012 relative to the prior year quarter. The decrease was due in large part to a decrease in our average outstanding indebtedness relative to the same quarter in 2011. The decrease in our average outstanding indebtedness was due to optional prepayments and repayments of debt made during 2011 and in the first quarter of 2012.

Net Income, Cash Net Income and Adjusted Cash Net Income

For the quarter ended June 30, 2012, we reported net income of $53 million, or $0.21 per diluted share, CNI of $278 million, and adjusted CNI of $258 million, or $1.03 per diluted share. Our earnings per share for the quarter was based on 250 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended June 30, 2012, the marginal tax rate associated with the amortization and impairment of intangible assets was 3.8% and the marginal tax rate for the amortization of deferred loan costs was 10.1%. Adjusted CNI for the quarter ended June 30, 2012 represents CNI as further adjusted to exclude a gain of $20 million, net of tax, relating to the reversal of the liability for contingent milestone payments, as it is no longer probable we will be required to make such payments.

Liquidity, Balance Sheet and Cash Flows

As of June 30, 2012, our cash on hand was $530 million and our total outstanding debt was $3,454 million, which consisted of $2,196 million of term loan borrowings under our New Senior Secured Credit Facilities, $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $8 million of unamortized premium related to the 7.75% Notes. We generated $156 million of cash from operating activities in the quarter ended June 30, 2012, compared with $260 million of cash from operating activities in the prior year quarter, a decrease of $104 million, primarily due to the timing of changes in working capital.

2012 Financial Guidance Update

Based on our second quarter results and the current outlook for the remainder of 2012, we are updating our guidance ranges for gross margin as a percentage of total revenue, adjusted SG&A expenses, R&D expenses, GAAP net income as well as expected adjusted CNI and adjusted CNI per share, which adds back the after tax charges expected to be incurred in connection with (i) our Western European restructuring charges, less pension-related curtailment gains and (ii) the impact of the gain from the reversal of the liability for contingent milestone payments. For a complete overview of our updated full year 2012 guidance, please refer to the table at the last page of this press release.

Investor Conference Call

We are hosting a conference call open to all interested parties on Friday, August 3, 2012 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 585-8367 from within the United States and Canada or (404) 537-3406 from outside the United States and Canada. The passcode for the replay ID number is 13112994.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated Company with internal resources dedicated to the development, manufacturing and promotion of our products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or third party manufacturers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation or arbitration matters or an increase in the number of litigation matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2011, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of our Manati facility and the impact of the gain from the reversal of the liability for contingent milestone payments. We did not recognize a tax benefit as a result of the repurposing of the Manati facility. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we provide a summary to show the computation of Adjusted EBITDA taking into account certain charges that were taken during the quarters and six months ended June 30, 2012 and 2011. The computation of Adjusted EBITDA is based on the definition of Adjusted EBITDA contained in our New Senior Secured Credit Facilities.

Company Contact:	Emily Hill
Investor Relations
973-907-7084
Emily.Hill@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

REVENUE
Net sales	$619	$648	$1,288	$1,379
Other revenue	19	22	35	48

Total revenue	638	670	1,323	1,427

COSTS, EXPENSES AND OTHER
Cost of sales (excludes amortization of intangible assets)	70	76	142	199
Selling, general and administrative	173	248	371	501
Restructuring costs	—	16	50	59
Research and development	23	25	48	56
Amortization of intangible assets	124	147	254	295
Impairment of intangible assets	106	—	106	—
Interest expense, net	52	65	114	220

INCOME BEFORE TAXES	90	93	238	97
Provision for income taxes	37	21	72	49

NET INCOME	$53	$72	$166	$48

Earnings per share:
Basic	$0.21	$0.28	$0.67	$0.19

Diluted	$0.21	$0.28	$0.66	$0.19

RECONCILIATIONS:
GAAP Net income	$53	$72	$166	$48
+ Amortization and impairment of intangible assets, net of tax	221	140	345	280
+ Amortization of deferred loan costs, net of tax	4	9	16	90

CASH NET INCOME	$278	$221	$527	$418

Non-recurring, one-time charges included above:
+ Western European restructuring costs, net of tax	—	15	42	56
+ Charges relating to the Manati repurposing, net of tax	—	3	—	31
+ Gain on reversal of the liability for contingent milestone payments, net of tax	(20)	—	(20)	—

ADJUSTED CASH NET INCOME	$258	$239	$549	$505

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions of U.S. dollars)

(Unaudited)

	As of June 30, 2012	As of December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$530	$616
Accounts receivable, net	284	266
Inventories, net	130	119
Prepaid expenses and other current assets	193	231

Total current assets	1,137	1,232

Other assets:
Property, plant and equipment, net	208	215
Intangible assets, net	2,060	2,420
Goodwill	1,029	1,029
Other non-current assets	118	134

TOTAL ASSETS	$4,552	$5,030

LIABILITIES
Current liabilities:
Accounts payable	$48	$54
Accrued expenses and other current liabilities	681	862
Current portion of long-term debt	139	185

Total current liabilities	868	1,101

Other liabilities:
Long-term debt, excluding current portion	3,315	3,678
Other non-current liabilities	149	182

Total liabilities	4,332	4,961

SHAREHOLDERS’ EQUITY	220	69

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,552	$5,030

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$53	$72	$166	$48
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10	9	19	19
Write-down of property, plant and equipment	—	2	—	23
Amortization of intangible assets	124	147	254	295
Impairment of intangible assets	106	—	106	—
Non-cash gain relating to the reversal of the liability for contingent milestone payments	(20)	—	(20)	—
Amortization of deferred loan costs	5	10	17	95
Stock-based compensation expense	6	7	12	12
Changes in assets and liabilities:
(Increase) / decrease in accounts receivable, prepaid expenses and other current assets	(25)	18	(5)	71
(Increase) / decrease in inventories	(6)	18	(11)	11
(Decrease) / increase in accounts payable, accrued expenses and other current liabilities	(60)	22	(145)	(32)
(Decrease) in income taxes and other, net	(37)	(45)	(29)	(10)

Net cash provided by operating activities	$156	$260	$364	$532

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(11)	(16)	(17)	(28)

Net cash (used in) investing activities	$(11)	$(16)	$(17)	$(28)

CASH FLOWS FROM FINANCING ACTIVITIES
Term borrowings under New Senior Secured Credit Facilities	—	—	—	3,000
Payments for loan costs, including refinancing premium	—	—	—	(51)
Term repayments under Prior Senior Secured Credit Facilities	—	(186)	—	(3,419)
Term repayments under New Senior Secured Credit Facilities	(35)	—	(409)	(186)
Redemption of ordinary shares	—	—	(32)	—
Proceeds from the exercise of non-qualified options to purchase ordinary shares	2	2	8	4
Other	—	(2)	—	—

Net cash (used in) financing activities	$(33)	$(186)	$(433)	$(652)

Effect of exchange rates on cash and cash equivalents	(4)	2	—	8

Net increase / (decrease) in cash and cash equivalents	108	60	(86)	(140)
Cash and cash equivalents, beginning of period	422	202	616	402

Cash and cash equivalents, end of period	$530	$262	$530	$262

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$53	$72	$166	$48
+ Interest expense, as defined	52	65	114	220
+ Provision for income taxes	37	21	72	49
+ Non-cash stock-based compensation expense	6	7	12	12
+ Depreciation	10	9	19	19
+ Amortization of intangible assets	124	147	254	295
+ Impairment of intangible assets	106	—	106	—
+ R&D milestone expense	2	—	2	—
+ Non-cash gain relating to the reversal of the liability for contingent milestone payments	(20)	—	(20)	—
+ Restructuring costs	—	16	50	59
+ Write-down of property, plant and equipment	—	2	—	23
+ Other permitted add-backs	—	3	—	10

Adjusted EBITDA of WC plc, as defined	$370	$342	$775	$735

+ Expenses of WC plc and other	8	2	8	4

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$378	$344	$783	$739

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our New Senior Secured Credit facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Women’s Healthcare:
Osteoporosis
ACTONEL(1)	$150	$193	$296	$425
ATELVIA	16	8	32	9

Total Osteoporosis	166	201	328	434

Oral Contraceptives
LOESTRIN 24 FE	97	102	205	221
LO LOESTRIN FE	34	11	62	19
Other Oral Contraceptives	4	2	10	12

Total Oral Contraceptives	135	115	277	252

Hormone Therapy
ESTRACE Cream	46	38	98	73
Other Hormone Therapy	7	11	21	25

Total Hormone Therapy	53	49	119	98

Other Women’s Healthcare Products	14	19	29	35

Total Women’s Healthcare	368	384	753	819

Gastroenterology:
ASACOL	187	188	398	375

Dermatology:
DORYX	23	32	53	98

Urology:
ENABLEX	41	40	85	85

Other:
Other products net sales	12	16	23	33
Contract manufacturing product sales	4	7	6	10
Other revenue(2)	3	3	5	7

Total Revenue	$638	$670	$1,323	$1,427

(1)	Includes “other revenue” of $16 million and $19 million for the quarters ended June 30, 2012 and 2011, respectively, and $31 million and $41 million for the six months ended June 30, 2012 and 2011, respectively, as reported in our condensed consolidated statement of operations resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.
(2)	Excludes “other revenue” of $16 million and $19 million for the quarters ended June 30, 2012 and 2011, respectively, and $31 million and $41 million for the six months ended June 30, 2012 and 2011, respectively, reported in our condensed consolidated statement of operations and disclosed pursuant to footnote (1) above.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended June 30, 2012	Quarter Ended June 30, 2011
A&P	$25	$36
Selling and Distribution	105	134
G&A	43	78

Total SG&A	$173	$248

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011
A&P	$49	$86
Selling and Distribution	214	262
G&A	108	153

Total SG&A	$371	$501

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2012 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

	Prior Guidance May 2012	Current Guidance August 2012 (1)

Total Revenue	$ 2,400 to 2,500	$ 2,400 to 2,500
Gross Margin as a % of Total Revenue	87% to 88%	88% to 89% (2)
Total SG&A Expense, as Adjusted	$ 800 to 850	$ 775 to 825 (3)
Total R&D Expense	$ 110 to 130	$ 100 to 120

Total Income Tax Provision	12%-13% of Adjusted EBTA	12%-13% of Adjusted EBTA (4)
GAAP Net Income	$ 196 to 221	$ 265 to 290
Adjusted CNI	$ 828 to 853	$ 891 to 916 (5)
Adjusted CNI per share	$ 3.30 to 3.40	$ 3.55 to 3.65 (5)(6)

1	The 2012 guidance assumes that generic equivalents of the Company’s ASACOL 400 mg and ESTRACE Cream products will not be approved and enter the U.S. market during 2012. Any change in such assumptions would be likely to negatively impact our revenues. The guidance does not account for the impact of future acquisitions, dispositions, partnerships, in-license transactions or any changes to the Company’s existing capital structure, partnerships or in-license transactions.
2	Gross margin percentage excludes amortization and impairments of intangible assets.
3	Total SG&A expense, as adjusted, does not include (i) the gain relating to the reversal of the liability for contingent milestone payments ($20 million) and (ii) any amount that may be payable in connection with the potential adjudication or settlement of the Company’s outstanding litigations.
4	The 2012 total income tax provision is estimated as a percentage of earnings before taxes and book amortization (EBTA).
5	A reconciliation of 2012 expected GAAP net income to expected adjusted CNI adds back the expected after tax impact of (i) the amortization and impairment of intangibles ($582 million), (ii) the impact of the amortization of deferred loan costs ($27 million), (iii) the impact of the Western European restructuring costs less expected pension-related curtailment gains ($37 million), and (iv) the gain relating to the reversal of the liability for contingent milestone payments ($20 million).
6	Expected adjusted CNI per share is based on 251 million fully diluted ordinary shares. The 2012 calculation of fully diluted ordinary shares includes the impact of ordinary shares redeemed through June 30, 2012 under the Company’s previously announced $250 million Redemption Program. The 2012 calculation does not include the impact of any ordinary shares that may be redeemed after June 30, 2012 pursuant to the Redemption Program or otherwise.